UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2020

Aethlon Medical, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-37487	13-3632859
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

9635 Granite Ridge Drive, Suite 100 San Diego, California		92123
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 858-459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	AEMD	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Timothy C. Rodell, M.D., FCCP, as Chief Executive Officer

Effective as of February 14, 2020, Aethlon Medical, Inc. (the “Company”) appointed Timothy C. Rodell, M.D., FCCP, 68, as Chief Executive Officer of the Company. Since December 10, 2018, Dr. Rodell has served in the role of Interim Chief Executive Officer and as a member of the Board of Directors of the Company (the “Board”).

Prior to joining the Company, Dr. Rodell served as President, Chief Executive Officer and a Director of GlobeImmune, Inc., a public company developing immunotherapeutics for cancer, hepatitis and other viral diseases, from April 2002 to November 2016, and as a Director and consultant to GlobeImmune, Inc. from November 2016 to present. Dr. Rodell has been a managing partner at SMG, Inc., a company that provides pharmaceutical product evaluation and development, clinical and regulatory strategy, and evaluation of technology services for financial institutions, from 1999 to present. From 1999 to February 2002, Dr. Rodell was President, Chief Executive Officer and a Director of RxKinetix, Inc., a private drug delivery company. Previously, Dr. Rodell held senior management positions at OXIS International, Inc. and Cortech, Inc. Dr. Rodell holds an M.D. from the University of North Carolina, Chapel Hill and is board certified in Internal Medicine and Pulmonary Medicine.

In connection with Dr. Rodell’s initial appointment in 2018, the Company entered into an employment agreement with Dr. Rodell that governs the terms of his employment with the Company. Among other things, the employment agreement provided for (i) an initial annual base salary of $390,000, (ii) at the sole discretion of the Compensation Committee (“Compensation Committee”) or the Board, an annual target cash performance bonus, and (iv) an initial option grant for the purchase of 552,625 shares of the Company’s common stock, at an exercise price equal to the fair market value on the date of grant, subject to vesting over a four-year period, with 25% vesting on the one-year anniversary of the commencement of employment and the remainder vesting monthly thereafter in equal increments for 36 months, subject to acceleration of vesting in the event of a change in control (as defined in the employment agreement). In addition, in the event of a strategic transaction, as defined in the employment agreement, completed within two years of Dr. Rodell’s commencement of employment with the Company, he will receive a cash bonus equal to 50% of his then annual base salary and an additional equity grant such that Dr. Rodell’s equity interest in the Company is then equal to three percent. The option will be subject to standard four-year vesting, subject to full vesting if Dr. Rodell is terminated in connection with the strategic transaction.

Upon commencement of his employment, Dr. Rodell also entered into the Company’s standard form of indemnification agreement for its directors and executive officers.

There are no family relationships between Dr. Rodell and any of the Company’s current or former directors or executive officers. Dr. Rodell is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

The foregoing description of Dr. Rodell’s employment agreement is only a summary and it is qualified in its entirety by the employment agreement, a copy of which the Company filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2018.

Compensatory Arrangements of Certain Officers

On February 14, 2020 and February 19, 2020, the Compensation Committee approved (a) the increase in annual base salaries for 2020 for the Company’s named executive officers, and (b) cash performance bonuses for 2019 for the Company’s named executive officers, as set forth below:

Name and Current Position	Salary Increase (%)	Salary Increase ($)	2020 Base Salary ($)	2019 Cash Bonus ($)
Timothy C. Rodell, M.D., FCCP, Chief Executive Officer	10.25%	$40,000	$430,000	$195,000
James B. Frakes, Chief Financial Officer	5.77%	$15,000	$275,000	$91,000

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aethlon Medical, Inc.

Dated: February 21, 2020	By:	/s/ James B. Frakes
James B. Frakes Chief Financial Officer

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